UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   Rowe, John W.
   950 North Michigan Avenue #3306
   Chicago, IL  60611
   USA

2. Issuer Name and Ticker or Trading Symbol
   Wisconsin Central Transportation Corporation
   WCLX

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####

4. Statement for Month/Year
   10/01

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |9/20/0|M   |V|6,000             |A  |12.8125    |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/9/0|S   | |12,000            |D  |17.15      |0                  |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Phantom Stock Units   |N/A     |6/14/|J*  |V|1,801      |A  |see n|N/A  |Common Stock|1,801  |       |            |   |            |
                      |        |01   |    | |           |   |ote  |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option - Right to Buy |16.63   |6/15/|J^  |V|6,000      |A  |12/16|6/14/|Common Stock|6,000  |       |            |   |            |
                      |        |01   |    | |           |   |/01  |11   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Option - Right to Buy|12.8125 |9/20/|X   |V|6,000      |D  |11/20|5/18/|Common Stock|6,000  |       |            |   |            |
                      |        |01   |    | |           |   |/00  |10   |            |       |       |            |   |            |
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 Option - Right to Buy|20.53125|10/9/|J+  |V|12,500     |D  |6/25/|12/23|Common Stock|12,500 |       |            |   |            |
                      |        |01   |    | |           |   |99   |/09  |            |       |       |            |   |            |
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 Option - Right to Buy|21.75   |10/9/|J+  |V|11,500     |D  |11/22|5/20/|Common Stock|11,500 |       |            |   |            |
                      |        |01   |    | |           |   |/99  |09   |            |       |       |            |   |            |
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 Option - Right to Buy|16.63   |10/9/|J+  |V|6,000      |D  |12/16|6/14/|Common Stock|6,000  |       |            |   |            |
                      |        |01   |    | |           |   |/01  |11   |            |       |       |            |   |            |
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Phantom Stock Units   |N/A     |10/9/|J~  |V|5,571      |D  |see n|N/A  |Common Stock|5,571  |       |0           |   |            |
                      |        |01   |    | |           |   |ote  |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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

Explanation of Responses:
 * Phantom Stock Units will be automatically converted into the right to receive cash (payable in a lump-sum or on a deferred basis as elected by the Reporting Person on or prior to the date of grant) on the day after such person ceases to be a director of the Company.
^ Option issued under the Director Stock Option Plan in transaction exempt under Rule 16b-3.
+ Options converted to options to purchase shares of Canadian National Railway Company pursuant to merger.
~ Phantom Stock Units converted into the right to receive $17.15 per Unit.